Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 15, 2017 (this “Agreement”), is by and between Staffing 360 Solutions, Inc., a Delaware corporation (“Staffing”), and Staffing 360 Solutions, Inc., a Nevada corporation (the “Merging Entity”).

RECITALS

A.The Merging Entity is a corporation duly incorporated and existing under the laws of the State of Nevada.

B.Staffing is a corporation duly organized and existing under the laws of the State of Delaware.

C.The board of directors of the Merging Entity and the sole director of Staffing have determined that it is advisable and in the best interests of each entity that the Merging Entity merge with and into Staffing (the “Merger”) on the terms, and subject to the conditions, of this Agreement, the Delaware General Corporation Law (the “Delaware Act”) and Chapter 92A of the Nevada Revised Statutes (the “Nevada Act”).  As a result of the Merger, the separate existence of the Merging Entity will cease.

D.The board of directors of the Merging Entity and the sole director of Staffing have been duly advised of the terms and conditions of this Agreement and the Merger and, by resolutions duly adopted, have authorized, approved and adopted this Agreement and the Merger, and have submitted this Agreement for approval by their respective stockholders.

E.The stockholders of the Merging Entity who are entitled to vote on this Agreement and the sole stockholder of Staffing have been duly advised of the terms and conditions of this Agreement and the Merger and, by resolutions duly adopted, have approved this Agreement and the Merger.

NOW, THEREFORE, on the terms, and subject to the conditions, of this Agreement, the Merging Entity and Staffing hereby agree as follows.

ARTICLE 1
THE MERGER; RELATED TRANSACTIONS

1.1EFFECTIVE DATE.  The Merger will be consummated by (a) Staffing filing a certificate of merger in the form of Exhibit A attached hereto (the “Delaware Merger Certificate”) with the Secretary of State of the State of Delaware in accordance with Section 252 of the Delaware Act and (b) the Merging Entity and Staffing filing articles of merger in the form of Exhibit B attached hereto (the “Nevada Merger Articles”) with the Nevada Secretary of State in accordance with Section 92A.200 of the Nevada Act.  The Merger will become effective on June 15, 2017, at 5:00 p.m. Eastern Time (the “Effective Time”).

1.2MERGER.  (a) At the Effective Time:

(i)	the Merging Entity will merge with and into Staffing, and Staffing will be the surviving entity in the Merger (the “Surviving Entity”);
(ii)

the separate existence of the Merging Entity will cease, and the Surviving Entity will succeed, without other transfer, to all of the rights and property of the Merging Entity, and will be subject to all of the debts and liabilities of the Merging Entity, as provided for in Section 265 of the Delaware Act and Section 92A.250 of the Nevada Act; and

(iii)	the members of the board of directors and the officers of the Merging Entity shall continue to be the members of the board of directors and the officers of the Surviving Entity.
(b)	at and after the Effective Time, the Surviving Entity will carry on its business with the assets of the Merging Entity, as well as with the assets of Staffing.

1.3CONVERSION OF SHARES.  At the Effective Time, (a) each share of common stock issued by the Merging Entity shall be converted into one share of common stock of the Surviving Entity, (b) each share of Series A Preferred Stock issued by the Merging Entity shall be converted into one share of Series A Preferred Stock of the Surviving Entity, and (c) each option or other right to purchase or receive stock in the Merging Entity shall be converted into an option or other right to purchase or receive stock of the Surviving Entity on the same terms as set forth in the documentation evidencing the option or right to purchase or receive stock.  Upon surrender to the Surviving Entity of certificates or other evidence of stock, options or other rights to purchase or receive stock in the Merging Entity, the Surviving Entity shall issue to the holder of such certificates or other evidence (the “Holder”), certificates or other evidence that the Surviving Entity has issued to such Holder certificates or other evidence of ownership of the same number of shares of stock or options or other right to purchase or receive stock in the Surviving Entity.

1.4CERTIFICATE OF INCORPORATION; BYLAWS.  The certificate of incorporation of Staffing in effect at the Effective Time will be the certificate of incorporation of the Surviving Entity until changed or amended as provided therein or by applicable law.  The bylaws of Staffing in effect at the Effective Time will be the bylaws of the Surviving Entity until changed or amended as provided therein, by Staffing’s certificate of incorporation or by applicable law.

ARTICLE 2
MISCELLANEOUS

2.1AMENDMENT; WAIVER.  At any time before the Effective Time, the Merging Entity and Staffing, to the extent permitted by and in accordance with the Delaware Act and the Nevada Act, may by written agreement amend, modify or supplement any provision of this Agreement.

2.2ENTIRE AGREEMENT; ASSIGNMENT.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party.

2.3GOVERNING LAW.  This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto; provided, that the effects of the Merger with respect to the Merging Entity shall be governed by Section 92A of the Nevada Act and Section 252 of the Delaware Act.

2.4REORGANIZATION. The merger of the Merging Entity with and into Staffing shall be treated as a tax free reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and this Agreement and any other documents effectuating such transaction shall be treated as a plan of reorganization, as contemplated by Treasury Regulations Section 1.368-1(c). The stock of Staffing will be deemed distributed in exchange for the stock of the Merging Entity as provided for by Treasury Regulations Section 1.368-2(m)(i).

2.5PARTIES IN INTEREST.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto, any rights or remedies of any nature whatsoever under or by reason of this Agreement.

2.6COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by an officer or director of such party duly authorized, all as of the date set forth above.

STAFFING 360 SOLUTIONS, INC., a Delaware corporation

By:	/s/ Brendan Flood
Name: Brendan Flood
Title: Sole Director

STAFFING 360 SOLUTIONS, INC., a Nevada corporation

By:	/s/ Brendan Flood
Name: Brendan Flood
Title: Executive Chairman

3